Exhibit 5.1

HANEBERG HURLBERT PLC

310 Granite Ave.

Richmond, VA 23226

December 5, 2016

Wheeler Real Estate Investment Trust, Inc.

Riversedge North

2529 Virginia Beach Blvd., Suite 200

Virginia Beach, Virginia 23452

Re:	Registration Statement on Form S-3 file no. 333-213294

Ladies and Gentlemen:

We have acted as special counsel to Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of the registration of 732,550 shares of the Company’s Series D Cumulative Convertible Preferred Stock, without par value per share (the “Series D Preferred Stock”), (including up to 95,550 shares of Series D Preferred Stock which the underwriters in the Offering (as defined below) have the option to purchase solely to cover over-allotments) (the “Shares”) to be issued by the Company in a public offering (the “Offering”). The Offering is being made pursuant to (i) the Registration Statement on Form S-3, file no. 333-213294 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on August 24, 2016 under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on September 6, 2016, (ii) the preliminary prospectus supplement filed on November 28, 2016 with the Commission pursuant to Rule 424(b)(5) (the “Preliminary Supplement”), and (iii) the final prospectus supplement filed with the Commission on December 2, 2016 pursuant to Rule 424(b)(5) (the “Final Supplement” and, collectively with the Preliminary Supplement, the “Prospectus”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

In our capacity as the Company’s counsel and as a basis for the opinions hereinafter expressed, we have examined (i) the Registration Statement and Prospectus, (ii) certificates of public officials and of representatives of the Company and (iii) such corporate proceedings, records and documents as we have considered necessary for the purposes of this opinion.

We have assumed that (i) the signatures on all documents examined by us are genuine, (ii) all documents submitted to us as originals are authentic, (iii) all documents submitted to us as copies conform to the originals thereof, and (iv) the Registration Statement and any amendments thereto will remain effective at the time of the offer, issuance and sale of any of the Shares thereunder.

On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

1. The Company is validly existing and in good standing under the laws of the State of Maryland; and

2. The Shares have been duly authorized and, when issued and delivered in the manner described in the Registration Statement and Prospectus against payment therefor, will be validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to the application of the law of the State of Maryland as in effect on the date hereof. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. This opinion is being furnished to you for submission to the Commission as an exhibit to the Company’s Current Report on Form 8-K relating to the Offering (the “Current Report”), which is incorporated by reference in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Current Report and the said incorporation by reference and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

/s/ Haneberg Hurlbert PLC